Exhibit 8.2

November 3, 2025
Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, ON M5J 2J5	Norton Rose Fulbright Canada llp 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com +1 416.216.4000

Dear Sirs/Mesdames:

Senior Global Medium-Term Notes, Series J

We have acted as Canadian tax counsel to Royal Bank of Canada (RBC) in connection with the issuance by RBC of its Senior Global Medium-Term Notes, Series J – U.S. $500,000,000 aggregate principal amount of Senior Floating Rate Notes due November 3, 2028, U.S. $750,000,000 aggregate principal amount of 3.995% Senior Fixed Rate/Floating Rate Notes due November 3, 2028 and U.S. $1,000,000,000 aggregate principal amount of 4.305% Senior Fixed Rate/Floating Rate Notes due November 3, 2031 (collectively, the Offered Securities).

We hereby confirm to you that the statements of Canadian tax law set forth under the heading "Canadian Federal Income Tax Considerations" in the pricing supplements relating to the Offered Securities, each dated October 28, 2025, are our opinion and are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to RBC’s Report of Foreign Private Issuer on Form 6-K and to the reference to us under the heading "Canadian Federal Income Tax Considerations" in the pricing supplements referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

“Norton Rose Fulbright Canada LLP”